UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.1)*

Bankrate, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

06647F102

(CUSIP Number)

December 31, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No. 06647F102	13G	Page 2 of 20 Pages

1.	Name of Reporting Persons: Ben Holding S.a.r.l.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 53,803,694
	6.	Shared Voting Power: -0-
	7.	Sole Dispositive Power: 53,803,694
	8.	Shared Dispositive Power: -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[1]
12.	Type of Reporting Person (See Instructions): OO

[1]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 3 of 20 Pages

1.	Name of Reporting Persons: Apax Europe VII GP Co. Ltd
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[2]
12.	Type of Reporting Person (See Instructions): OO

[2]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 4 of 20 Pages

1.	Name of Reporting Persons: Apax Europe VII GP L.P. Inc.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[3]
12.	Type of Reporting Person (See Instructions): OO

[3]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 5 of 20 Pages

1.	Name of Reporting Persons: Apax Europe VII-1, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[4]
12.	Type of Reporting Person (See Instructions): OO

[4]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 6 of 20 Pages

1.	Name of Reporting Persons: Apax Europe VII-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[5]
12.	Type of Reporting Person (See Instructions): OO

[5]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 7 of 20 Pages

1.	Name of Reporting Persons: Apax Europe VII-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[6]
12.	Type of Reporting Person (See Instructions): OO

[6]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 8 of 20 Pages

1.	Name of Reporting Persons: Apax Guernsey (Holdco) PCC Limited
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[7]
12.	Type of Reporting Person (See Instructions): OO

[7]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 9 of 20 Pages

1.	Name of Reporting Persons: APAX PARTNERS EUROPE MANAGERS LTD
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: -0-
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 06647F102	13G	Page 10 of 20 Pages

1.	Name of Reporting Persons: Apax US VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[8]
12.	Type of Reporting Person (See Instructions): OO

[8]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 11 of 20 Pages

1.	Name of Reporting Persons: Apax US VII GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[9]
12.	Type of Reporting Person (See Instructions): OO

[9]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 12 of 20 Pages

1.	Name of Reporting Persons: Apax US VII GP, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[10]
12.	Type of Reporting Person (See Instructions): OO

[10]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 13 of 20 Pages

1.	Name of Reporting Persons: Megrue, John F
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 53,803,694
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 53,803,694
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 53,803,694
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 53.0%[11]
12.	Type of Reporting Person (See Instructions): CO

[11]	The calculation of the foregoing percentage is based on 101,473,253 shares of common stock outstanding as of October 31, 2013.

CUSIP No. 06647F102	13G	Page 14 of 20 Pages

This Amendment No. 1 is being filed to report the termination of the discretionary investment management arrangement with Apax Partners Europe Managers Ltd, which as a result, no longer beneficially owns any shares of Common Stock (as defined below).

Item 1.

(a).	Name of Issuer

Bankrate, Inc. (the “Company”)

(b).	Address of Issuer’s Principal Executive Offices:

11760 U.S. Highway One, Suite 200
North Palm Beach, Florida 33408

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

BEN HOLDING S.A.R.L.
1-3 BOULEVARD DE LA FOIRE
l-1528 LUXEMBOURG
PLACE OF ORGANIZATION: LUXEMBOURG

APAX EUROPE VII GP CO. LTD
THIRD FLOOR ROYAL BANK PLACE
1 GLATEGNY ESPLANADE
ST. PETER PORT, GUERNSEY X0 GY1 2HJ
PLACE OF ORGANIZATION: GUERNSEY

APAX EUROPE VII GP L.P. INC.
THIRD FLOOR ROYAL BANK PLACE
1 GLATEGNY ESPLANADE
ST. PETER PORT, GUERNSEY X0 GY1 2HJ
PLACE OF ORGANIZATION: GUERNSEY

APAX EUROPE VII-1, L.P.
THIRD FLOOR ROYAL BANK PLACE
1 GLATEGNY ESPLANADEST.
PETER PORT, GUERNSEY X0 GY1 2HJ
PLACE OF ORGANIZATION: ENGLAND

APAX EUROPE VII-A, L.P.
THIRD FLOOR ROYAL BANK PLACE
1 GLATEGNY ESPLANADE
ST. PETER PORT, GUERNSEY X0 GY1 2HJ
PLACE OF ORGANIZATION: ENGLAND

APAX EUROPE VII-B, L.P.
THIRD FLOOR ROYAL BANK PLACE
1 GLATEGNY ESPLANADE
ST. PETER PORT, GUERNSEY X0 GY1 2HJ
PLACE OF ORGANIZATION: ENGLAND

CUSIP No. 06647F102	13G	Page 15 of 20 Pages

APAX GUERNSEY (HOLDCO) PCC LIMITED
THIRD FLOOR, ROYAL BANK PLACE
1 GLATEGNY ESPLANADE
ST. PETER PORT, GUERNSEY X0 GY1 2HJ
PLACE OF ORGANIZATION: GUERNSEY

APAX PARTNERS EUROPE MANAGERS LTD
33 JERMYN STREET
LONDON X0 SW1Y 6DN
PLACE OF ORGANIZATION: ENGLAND

APAX US VII, L.P.
P.O. BOX 908GT
GEORGETOWN
GRAND CAYMAN E9 KY1-9002
PLACE OF ORGANIZATION: CAYMAN ISLANDS

APAX US VII GP, L.P. C/O WALKER SPV LIMITED
WALKER HOUSE, PO BOX 908GT
GEORGE TOWN, GRAND CAYMAN E9 KY1-9002
PLACE OF ORGANIZATION: CAYMAN ISLANDS

APAX US VII GP, LTD.
P.O. BOX 908GT
GEORGE TOWN, GRAND CAYMAN E9 KY1-9002
PLACE OF ORGANIZATION: CAYMAN ISLANDS

MEGRUE, JOHN F
C/O APAX PARTNERS, L.P.
601 LEXINGTON AVENUE, 53RD FLOOR
CITIZENSHIP: UNITED STATES

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Ben Holding S.a r.l. is owned by Apax US VII, L.P. (holding 7%) and Apax WW Nominees Ltd. (holding 93% as a nominee for Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.). Apax Europe VII GP L.P. Inc. is the general partner of each of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. Apax Europe VII GP Co. Ltd is the general partner of Apax Europe VII GP L.P. Inc. Apax Europe VII GP Co. Ltd is a wholly owned subsidiary of Apax Guernsey (Holdco) PCC Limited. Apax US VII GP, L.P. is the general partner of Apax US VII, L.P. Apax US VII GP, Ltd. is the general partner of Apax US VII GP, L.P. John F. Megrue owns 100% of the equity interests of Apax US VII GP, Ltd.

CUSIP No. 06647F102	13G	Page 16 of 20 Pages

Apax Partners Europe Managers Ltd, had previously been appointed by Apax Europe VII GP L.P. Inc. as discretionary investment manager of the investments of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. As of January 1, 2014, Apax Partners Europe Managers Ltd no longer serves as discretionary investment manager of such funds. The applicable general partners of such funds are responsible for the investments and general administration of such funds.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value (the “Common Stock”)

Item 2(e).	CUSIP Number:

06647F102

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Except as set forth below, as of the date hereof each of the Reporting Persons may be deemed to be the beneficial owner of the 53,803,694 shares of Common Stock held by Ben Holding S.a.r.l.

As of January 1, 2014, Apax Partners Europe Managers Ltd no longer serves as discretionary investment manager of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P., and, as a result, does not have beneficial ownership of any shares of Common Stock.

(b)	Percent of class:

See Item 11 of each cover page.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

CUSIP No. 06647F102	13G	Page 17 of 20 Pages

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

Apax Partners Europe Managers Ltd is no longer the beneficial owner of more than five percent of the outstanding shares of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 06647F102	13G	Page 18 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2014

BEN HOLDING S.A.R.L.

By:	/s/ Geoffrey Linpach
Name:	Geoffrey Linpach
Title:	Class A Manager

By:	/s/ Gerard Maitrejean
Name:	Gerard Maitrejean
Title:	Class B Manager

APAX EUROPE VII GP CO. LTD

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII GP LP. INC.

By:	/s/ Andrew W. Guille
Name:	Andrew W. Guille
Title:	Director

APAX EUROPE VII – 1, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Ltd,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

CUSIP No. 06647F102	13G	Page 19 of 20 Pages

APAX EUROPE VII – A, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Ltd,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX EUROPE VII – B, L.P.

By:	Apax Europe VII GP L.P. Inc.,
Its general partner

By:	Apax Europe VII GP Co. Ltd,
Its general partner

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX GUERNSEY (HOLDCO) PCC LTD AEVII CELL

By:	/s/ A.W. Guille
Name:	A.W. Guille
Title:	Director

APAX PARTNERS EUROPE MANAGERS LTD

By:	/s/ Andrew Sillitoe
Name:	Andrew Sillitoe
Title:	POA

By:	/s/ Martin Halusa
Name:	Martin Halusa
Title:	Director

CUSIP No. 06647F102	13G	Page20 of 20 Pages

APAX US VII, L.P.

By:	Apax US VII GP, L.P.
Its General Partner

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
Name: John Megrue
Title: CEO

APAX US VII GP, L.P.

By:	Apax US VII GP, Ltd.
Its General Partner

By:	/s/ John Megrue
Name: John Megrue
Title: CEO

APAX US VII GP, LTD.

By:	/s/ John Megrue
Name:	John Megrue
Title:	CEO

MEGRUE, JOHN F

By:	/s/ John Megrue
Name:	John Megrue